Exhibit 99.2

                              FINANCIAL INFORMATION


                               PROXIM CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                                                         April 1,     December 31,
                                                                                                          2005           2004
                                                                                                        ---------    ------------
Assets
Current assets:
   Cash and cash equivalents ........................................................................   $  12,117    $     16,003
   Accounts receivable, net .........................................................................       5,522           6,050
   Inventory ........................................................................................      10,470          13,020
   Other current assets .............................................................................       2,507           2,238
                                                                                                        ---------    ------------
   Total current assets .............................................................................      30,616          37,311
   Property and equipment, net ......................................................................       5,407           5,981
   Goodwill .........................................................................................       9,726           9,726
   Intangible assets, net ...........................................................................       9,227          10,184
   Restricted cash ..................................................................................          --              20
   Other assets .....................................................................................         385             385
                                                                                                        ---------    ------------

      Total assets ..................................................................................   $  55,361    $     63,607
                                                                                                        =========    ============

Liabilities, Mandatorily Redeemable Convertible Preferred Stock And Stockholders' Deficit
Current liabilities:
   Accounts payable .................................................................................   $   6,469    $      8,440
   Short-term bank loan, secured ....................................................................          --           3,000
   Capital lease obligations, current ...............................................................         619             893
   Accrued royalties and interest, current ..........................................................      11,559          11,808
   Other accrued liabilities ........................................................................      20,490          20,017
   Convertible bridge notes .........................................................................      10,000          10,000
                                                                                                        ---------    ------------

      Total current liabilities .....................................................................      49,137          54,158

Capital lease obligations, long-term ................................................................          14              49
Accrued royalties, long-term ........................................................................       4,401           6,579
Long-term debt ......................................................................................         101             101
Restructuring accruals, long-term ...................................................................       6,444           6,977
Common stock warrants ...............................................................................         151              --
Series C mandatorily redeemable preferred stock (authorized 400,000 shares; 400,000 shares issued and
outstanding at April 1, 2005 and December 31, 2004) .................................................      41,559          40,671
                                                                                                        ---------    ------------

      Total liabilities .............................................................................     101,807         108,535
                                                                                                        ---------    ------------

Commitments and contingencies (Notes 15 and 17)
Mandatorily redeemable convertible preferred stock: authorized 24,600,000 shares; no
shares issued and outstanding at April 1, 2005 and December 31, 2004 ................................          --              --
Stockholders' deficit:
Common stock, Class A, par value $.01; authorized 390,000,000 shares: 38,000,777 and 32,972,511
shares issued and outstanding at April 1, 2005 and December 31, 2004, respectively ..................         380             330
Common stock, Class B, par value $.01; authorized 1,000,000 shares: no shares issued and outstanding
at April 1, 2005 and December 31, 2004 ..............................................................          --              --
Treasury stock, at cost; 4,218,553 shares at April 1, 2005 and December 31, 2004 ....................     (21,585)        (21,585)
Additional paid-in capital ..........................................................................     482,086         474,342
Deferred stock compensation .........................................................................      (1,559)             --
Notes receivable from stockholders ..................................................................        (529)           (529)
Accumulated deficit .................................................................................    (505,239)       (497,486)
                                                                                                        ---------    ------------

      Total stockholders' deficit ...................................................................     (46,446)        (44,928)
                                                                                                        ---------    ------------

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' deficit .....   $  55,361    $     63,607
                                                                                                        =========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                               Three Months Ended
                                                                              --------------------
                                                                              April 1,    April 2,
                                                                                2005        2004
                                                                              --------    --------
Revenue ...................................................................   $ 25,375    $ 26,697
Cost of revenue ...........................................................     17,188      17,377
Royalty charges ...........................................................         --         828
                                                                              --------    --------
      Gross profit ........................................................      8,187       8,492
Operating expenses:
   Research and development ...............................................      4,709       4,554
   Selling, general and administrative ....................................     10,311      11,721
   Legal expense for certain litigation ...................................         54         745
   Amortization of intangible assets ......................................        957       5,364
   Amortization of deferred stock compensation ............................        229          --
   Restructuring charges ..................................................        410       2,167
                                                                              --------    --------

      Total operating expenses ............................................     16,670      24,551
                                                                              --------    --------

Loss from operations ......................................................     (8,483)    (16,059)
Interest expense, net .....................................................     (1,446)     (2,716)
Other income, net .........................................................      2,176       2,208
                                                                              --------    --------
Loss before income taxes ..................................................     (7,753)    (16,567)
Income tax benefit ........................................................         --        (745)
                                                                              --------    --------
Net loss ..................................................................     (7,753)    (15,822)
Accretion of Series A Preferred Stock obligations .........................         --      (1,658)
                                                                              --------    --------
Net loss attributable to common stockholders -- basic and diluted .........   $ (7,753)   $(17,480)
                                                                              ========    ========
Net loss per share attributable to common stockholders -- basic and diluted   $  (0.24)   $  (1.42)
                                                                              ========    ========
Shares used to compute net loss per share -- basic and diluted ............     31,684      12,318
                                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                                    Three Months Ended
                                                                                 ------------------------
                                                                                  April 1,      April 2,
                                                                                    2005          2004
                                                                                 ----------    ----------
Cash flows from operating activities:
   Net loss ..................................................................   $   (7,753)   $  (15,822)
   Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization .............................................        1,474         5,949
   Amortization of debt discount on convertible notes and issuance costs .....           --         2,892
   Amortization of warrants issued to customer ...............................          174           174
   Amortization of deferred stock compensation ...............................          229
   Provision for excess and obsolete inventory and lower of cost or market ...        1,526           300
   Restructuring charges .....................................................          410         2,167
   Loss on disposal of property and equipment ................................           --           350
   Deferred income taxes .....................................................           --          (745)
   Revaluation of common stock warrants ......................................       (2,176)       (5,100)
   Changes in assets and liabilities:
      Accounts receivable, net ...............................................          528         4,016
      Inventory ..............................................................        1,024           281
      Other assets, current and non-current ..................................         (660           638
      Accounts payable and other accrued liabilities .........................       (1,247)         (119)
      Accrued royalties and interest .........................................       (2,500)          913
                                                                                 ----------    ----------
         Net cash used in operating activities ...............................       (8,971)       (4,106)
                                                                                 ----------    ----------

Cash flows from investing activities:
   Purchase of property and equipment ........................................         (176)         (292)
   Decrease in restricted cash ...............................................           20           636
                                                                                 ----------    ----------
         Net cash provided by (used in) investing activities .................         (156)          344
                                                                                 ----------    ----------

Cash flows from financing activities:
   Principal payments on short-term bank borrowing ...........................       (3,000)           --
   Principal payments on capital lease obligations ...........................         (309)         (299)
   Issuance of common stock and warrants, net ................................        8,550           437
                                                                                 ----------    ----------
         Net cash provided by financing activities ...........................        5,241           138
                                                                                 ----------    ----------
Net decrease in cash and cash equivalents ....................................       (3,886)       (3,624)
Cash and cash equivalents at beginning of period .............................       16,003        19,756
                                                                                 ----------    ----------
Cash and cash equivalents at end of period ...................................   $   12,117    $   16,132
                                                                                 ==========    ==========
Supplemental disclosures:
   Cash paid during the period for:
         Interest on short-term bank loan ....................................   $        5    $       --
                                                                                 ==========    ==========
         Interest on capital lease obligations ...............................   $        8    $       21
                                                                                 ==========    ==========
Non-cash transactions:
   Issuance of restricted common stock units .................................   $    1,788    $       --
                                                                                 ==========    ==========
   Accretion of Series A Preferred Stock redemption obligations ..............   $       --    $    2,357
                                                                                 ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 1. The Company

      Proxim Corporation (the "Company") is the company created by the merger of Proxim, Inc. and Western Multiplex Corporation, or Western Multiplex. On March 26, 2002, Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance wireless local area networking, or WLAN, and building-to-building network products based on radio frequency, or RF, technology and changed its name to Proxim Corporation. On August 5, 2002, the Company completed the acquisition of the
802.11 WLAN systems business of Agere Systems, Inc., or Agere, including its ORiNOCO product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning from the respective dates of completion of the business combinations.

    Significant Events

      On January 27, 2005, the Company announced that it has engaged Bear, Stearns & Co. to explore strategic alternatives for the Company, including capital raising and merger opportunities. The Company remains actively engaged with Bear, Stearns & Co. and is currently in discussion with a potential third party purchaser. There can be no assurance that a transaction will occur and, if a transaction occurred, there can be no assurance that any consideration available to the holders of the Company's Class A common stock ("Common Stock") would approach the current market trading value of the Company's Common Stock given, among other factors, the preferences held by senior equity and debt holders.

      On February 7, 2005, the Company entered into Subscription Agreement with several purchasers (the "Purchasers"), pursuant to the terms of which the Purchasers purchased 5,010,000 shares of Common Stock at a purchase price of $1.80 per share, for aggregate proceeds of $9.0 million. After deducting the financial advisor fees, the net proceeds to the Company totaled $8.5 million intended for general corporate purposes, including working capital needs. As part of the sale of shares, the Company agreed to issue for each share of Common Stock purchased warrants to purchase 0.5 shares of Common Stock at an exercise price of $2.35 per share. The warrants will become exercisable six months from the issuance of the warrants and may be exercised for cash or on a cashless basis, depending on whether or not an effective registration statement is available for the issuance of the shares underlying the warrants, for a period of five years. The aggregate number of shares of Common Stock that can be issued upon exercise of the warrants is 2,505,000. In the event of a major transaction, such as a merger or sale of the Company, the holders of the warrants are entitled to certain cash payment rights depending on the timing and valuation of such a transaction. The shares and warrants were issued and sold under the Company's previously filed Registration Statement on Form S-3, which was declared effective by the Securities and Exchange Commission on November 8, 2004.

      Because the Company's unaffiliated market capitalization has fallen below $75.0 million, the Company is precluded from issuing additional registered securities under the Registration Statement on Form S-3.

    Liquidity

      The Company has incurred substantial losses and negative cash flows from operations during the three months ended April 1, 2005 and years ended December 31, 2004, 2003 and 2002, and has an accumulated deficit of $505.2 million as of April 1, 2005. The Company's net revenues declined to $25.4 million in the first quarter of 2005 from $26.7 million in the first quarter of 2004 and $113.7 million in 2004 from $148.5 million in 2003. In addition, as of April 1, 2005, pursuant to the terms of the Settlement Agreement with Symbol Technologies Inc. ("Symbol"), the Company is required to pay $17.8 million to Symbol over the next seven quarters. If at any point during the term of the Settlement Agreement, the Company fails to make any of these payments within 30 days after Symbol has notified the Company of its failure to pay, Symbol has the right to demand immediate payment in the amount of $25.9 million minus payments made under the agreement and plus applicable interest. To date, the Company has made two payments of $2.5 million each. Upon the Company's failure to timely pay to Symbol the payment due March 31, 2005, Symbol noticed the Company of a breach under the Settlement Agreement and demanded that the Company make the payment within the thirty-day cure period provided by the Settlement Agreement. Symbol subsequently agreed to temporarily waive its rights and to extend the cure period for the payment until May 15, 2005. Unless the Company pays prior to expiration of the extended cure period, Symbol has the right to demand payment in full. The Company's current cash on hand is insufficient to make such a payment.

      The Company's amended A/R Financing Agreement, its secured credit facility with Silicon Valley Bank, expires in July 2005, and there is no assurance that it will be renewed after expiration. Furthermore, there is no assurance that this facility will even be available or that the Company will be able to borrow up to its maximum availability prior to its expiration, because Silicon Valley Bank may limit borrowings at its discretion or the borrowing base of eligible accounts receivable may be substantially less than the maximum availability under the credit facility, respectively. In addition, the Temporary Overadvances portion of the A/R Financing Agreement with the Silicon Valley Bank expired on April 30, 2005 and was not renewed. Pursuant to the Amendment to Loan Documents executed May 9, 2005, all outstanding and future letters of credit must be fully secured by cash in an amount equal to the greater of (i) 105% of the total face amount of all outstanding letters of credit, or (ii) $100,000 plus 100% of the total face amount of all outstanding letters of credit. As of May 9, 2005, the restricted cash balance associated with outstanding letters of credit which were secured by cash was $2.0 million.

      The Company currently believes that its continued negative cash flows from operations coupled with the quarterly obligations to Symbol would require that the Company obtain immediate additional financing if its bank financing facility were to become unavailable. Additionally, if prior to June 30, 2005 the Company fails to close a financing transaction with gross proceeds of $20.0 million or more through a sale of its Common Stock and/or warrants to purchase its Common Stock and is required to repay the $10.0 million of the secured promissory notes ("the "Bridge Notes"), along with accrued but unpaid interest thereon, it will be required to obtain immediate alternative sources of financing to repay the Bridge Notes. Because the Company's unaffiliated market capitalization has fallen below $75.0 million the Company is precluded from issuing additional registered securities under the Registration Statement on Form S-3. Therefore, it will be difficult for the Company to raise capital through registered offerings of its securities.

      As a result of the foregoing factors, individually or in the aggregate, the Company has an immediate need for additional financing. If the Company were not able to obtain financing in the second quarter of 2005, it will have insufficient cash to pay the above mentioned obligations, will be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and will be required to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

    Risks and Uncertainties

      The Company depends on single or limited source suppliers for several key components used in the Company's products. The Company depends on single sources for proprietary application specific integrated circuits, or ASICs, and assembled circuit boards for these products. Any disruptions in the supply of these components or assemblies could delay or decrease the Company's revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. The Company does not have any long-term arrangements with any suppliers.

      The Company relies on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects the Company to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If the Company's Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near the Company's current or full capacity for an extended period, the Company's business and operating results could be materially adversely affected.

    Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. The condensed consolidated balance sheet as of April 1, 2005, the condensed consolidated statements of operations for the three months ended April 1, 2005 and April 2, 2004 and the condensed consolidated statements of cash flows for the three months ended April 1, 2005 and April 2, 2004 are unaudited but each statement includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position, operating results and cash flows for the periods presented.

      The condensed consolidated balance sheet at December 31, 2004 has been derived from Proxim Corporation's audited consolidated financial statements as of that date. Certain information and footnote information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results for any interim period are not necessarily indicative of results for any future interim period or for the entire year. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

    Use of Estimates

      The  preparation  of financial  statements in conformity  with  accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

    Principles of Consolidation

      The condensed consolidated financial statements include the financial statements of Proxim Corporation and all of its subsidiaries. The financial condition and results of operations for the three months ended April 1, 2005 and April 2, 2004 include the results of acquired subsidiaries from their effective dates. All significant intercompany transactions and balances are eliminated in consolidation.

    Reverse Stock Split

      In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin Topic 4C, Equity Accounts and Change in Capital Structure, and the Financial Accounting Standards Board's Statement of Financial Accounting Standards 128, Earnings Per Share, the Company restated all the share and per share data in these condensed consolidated financial statements to reflect the capital structure subsequent to the one-for-ten reverse stock split, which became effective on October 25, 2004.

Note 2. Recent Accounting Pronouncements

      In November 2004, the Financial Accounting Standards Board ("FASB"), issued Statement No. 151, Inventory Costs -- An Amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on January 1, 2006. The Company is currently evaluating the effect that the adoption of SFAS No. 151 will have on its consolidated results of operations and financial condition.

      In December 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123R in the first quarter of fiscal 2006, beginning January 1, 2006. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated.

      The Company is evaluating the requirements of SFAS No. 123R, and expects that the adoption of SFAS No. 123R will have a material impact on the Company's consolidated results of operations and earnings per share, particularly in light of the Company's announcement on December 21, 2004 regarding its intent to effect a re-pricing of outstanding options following stockholder approval at its annual meeting of stockholders to be held on May 16, 2005. The Company is currently evaluating the method of adoption and the effect of adoption of SFAS No. 123R on the Company including the re-pricing of the employee stock options under SFAS No. 123R will have on its results of operations and financial condition.

      In  December  2004,  the  FASB  issued  Statement  No.  153  Exchanges  of
Nonmonetary Assets -- An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("SFAS No. 153"). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No 29 Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153, is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning January 1, 2006. The Company is currently evaluating the effect that the adoption of SFAS No. 153 will have on its consolidated results of operations, financial condition or cash flows.

Note 3. Intangible Assets

      Acquired intangible assets, net of accumulated amortization, consist of the following (in thousands):

                                              April 1,     December 31,
                                                2005           2004
                                            ------------   ------------
         Acquired intangible assets, net:
         Proxim, Inc. ...................   $      1,255   $      1,412
         802.11 WLAN systems business ...          7,972          8,772
                                            ------------   ------------
         Total intangible assets, net ...   $      9,227   $     10,184
                                            ============   ============

      Acquired intangible assets by categories as of April 1, 2005 and December 31, 2004 consist of the following (in thousands):

                                                   Accumulated Amortizations
                                        Gross     -------------------------
                                       Carrying   April 1,     December 31,
                                       Amounts      2005           2004
                                       --------   --------     ------------
      Amortized intangible assets:
      Core Technology ..............   $  4,565   $    444     $         --
      Customer Relationships .......        878        375               --
      Patents ......................      3,439      2,328            2,190
                                       --------   --------     ------------
      Total ........................   $  8,882   $  3,147     $      2,190
                                       ========   ========     ============
      Unamortized intangible assets:
      Tradename ....................   $  3,492
                                       ========

      Core technology, developed technology, customer relationships and patents are being amortized on a straight-line basis over the following estimated periods of benefit:

        Core technology.....................................    5 years
        Developed technology................................    3 years
        Customer relationships..............................    3 years
        Patents.............................................    5 years

      The Company expects amortization expense of existing intangible assets to be $2.4 million in the remaining fiscal 2005, $2.3 million in fiscal 2006 and $1.0 million in fiscal 2007, at which time existing intangible assets, other than tradename, will be fully amortized assuming no future impairments of those intangible assets or additions as a result of business combinations.

Note 4. Balance Sheet Components

      The following is a summary of certain of the Company's condensed consolidated balance sheets (in thousands):

                                                               April 1,    December 31,
                                                                 2005          2004
                                                               --------    ------------
Accounts receivable, net:
Gross accounts receivable ..................................   $ 17,832    $     20,801
Less: Deferred revenue .....................................     (5,212)         (5,987)
Allowances for bad debts, sales returns and price protection     (7,098)         (8,764)
                                                               --------    ------------
                                                               $  5,522    $      6,050
                                                               ========    ============
Inventory:
Raw materials ..............................................   $  1,974    $      2,569
Work-in-process ............................................        769           1,512
Finished goods .............................................      5,082           5,738
Consignment inventories ....................................      2,645           3,201
                                                               --------    ------------
                                                               $ 10,470    $     13,020
                                                               ========    ============
Property and equipment, net:
Computer and test equipment ................................   $ 11,641    $     11,836
Furniture and fixtures .....................................        200             201
Leased assets ..............................................      2,987           2,987
Leasehold improvements .....................................        438             438
                                                               --------    ------------
                                                                 15,266          15,462
Less: accumulated depreciation and amortization ............     (9,859)         (9,481)
                                                               --------    ------------
                                                               $  5,407    $      5,981
                                                               ========    ============
Intangible assets, net:
Core technology ............................................   $  4,565    $      4,565
Customer relationships .....................................        878             878
Tradename ..................................................      3,492           3,492
Patents ....................................................      3,439           3,439
                                                               --------    ------------
                                                                 12,374          12,374
Less: Accumulated amortization .............................     (3,147)         (2,190)
                                                               --------    ------------
                                                               $  9,227    $     10,184
                                                               ========    ============
Other accrued liabilities:
Restructuring accruals, current portion ....................   $  3,335    $      3,659
Accrued interest on convertible bridge notes ...............      1,041             645
Accrued unconditional purchase order and project commitments        730             746
Accrued compensation .......................................      3,920           3,473
Accrued warranty costs .....................................      1,150           1,199
Deferred revenue ...........................................      4,314           3,784
Professional fees ..........................................      1,063           1,245
Other accrued liabilities ..................................      4,937           5,266
                                                               --------    ------------
                                                               $ 20,490    $     20,017
                                                               ========    ============

      The following is a summary of the movements in allowance for bad debt, sales returns and price protection and product warranty costs during the three months ended April 1, 2005 and April 2, 2004 (in thousands):

                                     Allowance for Bad Debt, Sales
                                         Returns and Discounts        Product Warranty Costs
                                     -----------------------------    ----------------------
                                       2005                 2004        2005           2004
                                     --------             --------    --------       --------
Balance at beginning of period ...   $  8,764             $  9,785    $  1,199       $  1,395
Additional provision .............      2,833                5,218         289             42
Settlements made during the period     (4,499)              (4,033)       (338)           (71)
                                     --------             --------    --------       --------
Balance at end of period .........   $  7,098             $ 10,970    $  1,150       $  1,366
                                     ========             ========    ========       ========

      The following is a summary of the changes in the reserve for excess and obsolete inventory and lower of cost or market during the three months ended April 1, 2005 (in thousands):

Balance as of December 31, 2004 ...............   $ 6,905
Provision for excess and obsolete inventory and
  lower of cost or market .....................     1,526
Inventory scrapped ............................      (664)
                                                  -------
Balance as of April 1, 2005 ...................   $ 7,767
                                                  =======

      During the three months ended April 1, 2005, the Company recorded a $1.5 million provision for excess and obsolete inventory and lower of cost or market as part of its ongoing review of its inventory reserve requirements. The additional excess and obsolete and lower of cost or market inventory charges were calculated based on the inventory levels in excess of the estimated 12-month sales forecasts and anticipated reduced selling prices for certain products. The Company does not anticipate that the excess and obsolete inventory subject to this reserve will be saleable at a later date based on its current 12-month sales forecast. The Company uses a 12-month sales forecast, because the wireless communications industry is characterized by rapid technological changes such that if the Company has not sold a product after a 12-month period, it is unlikely that the product will be sold.

      Property and equipment includes $3.0 million of computer equipment under capital leases at April 1, 2005. Accumulated amortization of assets under capital leases totaled $991,000.

Note 5. Revenue Information and Concentration of Credit Risks

      Revenue consists of product revenues, reduced by estimated sales returns and allowances for price protection. Provisions for estimated sales returns and allowances, which are based on historical trends, contractual terms and other available information, are recorded at the time revenue is recognized.

      The Company's  products are classified  into two product  lines:  WWAN and
WLAN product lines. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes ORiNOCO 802.11 access point and client card products. Revenue information by product line is as follows (in thousands):

                                                            Three Months Ended
                                                          ----------------------
                                                          April 1,      April 2,
Product Line: ......................................        2005          2004
                                                          --------      --------
WWAN ...............................................      $ 16,363      $ 13,074
WLAN ...............................................         9,012        13,623
                                                          --------      --------
   Total revenue ...................................      $ 25,375      $ 26,697
                                                          ========      ========

      The Company sells its products worldwide primarily through independent distributors and value-added resellers and, to a lesser extent, through its direct sales force. It currently operates in two geographic regions: North America and International. Revenue outside of North America is primarily export sales denominated in United States dollars. Disaggregated financial information regarding the Company's revenue by geographic region is as follows (in thousands):

                                                           Three Months Ended
                                                          -------------------
                                                          April 1,   April 2,
Geographic Region: .......................................  2005       2004
                                                          --------   --------
North America product revenue ............................$ 11,301   $ 13,453
International product revenue ............................  14,074     13,244
                                                          --------   --------

   Total revenue .........................................$ 25,375   $ 26,697
                                                          ========   ========

      Three customers accounted for 13.3%, 12.6% and 10.9% of total revenue for the three months ended April 1, 2005, and two customers accounted for 14.3% and 12.5% of total revenue for the three months ended April 2, 2004.

Note 6. Restructuring Charges for Severance and Excess Facilities

      During the three months ended April 1, 2005, the Company recorded restructuring charges of $410,000, consisting of $177,000 of cash provisions for severance payments to seventeen terminated employees and $236,000 of non-cash provisions for abandoned property and equipment. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets, or it takes longer than expected, or if the Company were unable to sublease these facilities, the actual costs to close these facilities could exceed the original estimates, and additional restructuring charges totaling $2.2 million could result.

      The following table summarizes the restructuring activities for the year ended December 31, 2004 and the three months ended April 1, 2005 (in thousands):

                                  Severance     Facilities      Other         Total
                                  ----------    ----------    ----------    ----------
Balance as of December 31, 2003   $    3,620    $   11,584    $      600    $   15,804
Provision charged to operations          323         1,653           119         2,095
Non-cash charges utilized .....           --            --          (119)         (119
Cash payments .................       (3,827)       (3,317)           --        (7,144)
                                  ----------    ----------    ----------    ----------
Balance as of December 31, 2004          116         9,920           600        10,636
Provision charged to operations          177            --           233           410
Non-cash charges utilized .....           --            --          (233)         (233)
Cash payments .................         (278)         (756)           --        (1,034)
                                                ----------    ----------    ----------
Balance as of April 1, 2005 ...   $       15    $    9,164    $      600    $    9,779
                                  ==========    ==========    ==========    ==========

      The restructuring reserves were presented on the balance sheet as follows (in thousands):

                                                     April 1,   December 31,
                                                       2005         2004
                                                     --------   ------------
Current ..........................................   $  3,335   $      3,659
Long-term ........................................      6,444          6,977
                                                     --------   ------------
Total restructuring accruals .....................   $  9,779   $     10,636
                                                     ========   ============

Note 7. Interest Expense, Net and Other Income, Net

      The following table summarizes the components of interest expense, net (in thousands):

                                                         Three Months Ended
                                                        --------------------
                                                        April 1,    April 2,
                                                          2005        2004
                                                        --------    --------
  Interest expense on royalty charges ...............   $   (124)   $    (85)
  Interest expense on convertible notes .............         --      (2,548)
  Interest expense on convertible bridge notes ......       (396)         --
  Interest expense on Series C mandatorily redeemable
     preferred stock ................................       (888)         --
  Other interest expense, net .......................        (38)        (83)
                                                        --------    --------
                                                        $ (1,446)   $ (2,716)
                                                        ========    ========

      The following table summarizes the components of other income (expense), net (in thousands):

                                                        Three Months Ended
                                                       -------------------
                                                       April 1,   April 2,
                                                         2005       2004
                                                       --------   --------
    Amortization of debt discount and issuance costs   $     --   $ (2,892)
    Revaluation of common stock warrants ...........      2,176      5,100
                                                       --------   --------
                                                       $  2,176   $  2,208
                                                       ========   ========

Note 8. Loss Per Share Attributable to Common Stockholders

      Basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period excluding shares subject to repurchase. The terms of the Company's redeemable convertible preferred stock include the right to participate in dividends declared to common stockholders. The Company's redeemable convertible preferred stock does not have a contractual obligation to share in the losses in any given period. As a result, this participating security will not be allocated any losses in the periods of net losses, but will be allocated in the periods of net income using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. Under the two-class method, net income is reduced by the amount of dividends declared in the current period for each class of stock and by the contractual amounts of dividends that must be paid for the current period. The remaining earnings are then allocated to common stock and participating securities to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to each security are determined by adding together the amounts allocated for dividends and the amounts allocated for participation feature. The total earnings allocated to each security are then divided by the number of outstanding shares of the security to which the earnings are allocated to determine the earnings per share.

      Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect is dilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of preferred stock. The dilutive effect of outstanding stock options and warrants is computed using the treasury stock method.

      The following table sets forth the computation of basic and diluted net loss per share as well as securities not included in the diluted net loss per shares calculation because to do so would be antidilutive:

                                                        Three Months Ended
                                                      ---------------------
                                                      April 1,    April 2,
                                                        2005        2004
                                                      --------    --------
    Net loss attributable to common stockholders ..   $ (7,753)   $(17,480)
    Weighted average common shares outstanding ....     31,684      12,318
                                                      --------    --------
    Net loss per share -- basic and diluted .......   $  (0.24)   $  (1.42)
                                                      ========    ========
    Potentially dilutive shares not included in the
       calculation because they are antidilutive ..      6,500      11,604

Note 9. Comprehensive Loss

      The total comprehensive loss for the three months ended April 1, 2005 and April 2, 2004 is as follows (in thousands):

                                                       Three Months Ended
                                                     ---------------------
                                                     April 1,    April 2,
                                                       2005        2004
                                                     --------    --------
      Net loss attributable to common stockholders   $ (7,753)   $(17,480)
      Unrealized gain on investments .............         --       1,119
                                                     --------    --------
      Total comprehensive loss ...................   $ (7,753)   $(16,361)
                                                     ========    ========

Note 10. Convertible Bridge Notes

      On July 30, 2004, the Company received an aggregate investment of $10 million in cash from several private equity investors, namely, Warburg Pincus Private Equity VIII, L.P ("Warburg Pincus"), BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC (together "BCP Capital" and with Warburg Pincus, the "Investors"). In exchange for the investment, the Company issued to the Investors 15% Secured Promissory Notes ("Bridge Notes") with an aggregate principal amount equal to their investment of $10 million and each with maturity date of June 30, 2005. All principal and accrued interest on the Bridge Notes will convert into Common Stock and/or warrants to purchase Common Stock, at the same price and upon the same terms and conditions offered to other investors if prior to June 30, 2005 the Company closes a financing transaction with gross proceeds of

$20 million or more through a sale of Common Stock and/or warrants to purchase Common Stock. In the event of a change in control or material asset sale prior to closing such Common Stock transaction, the Bridge Notes will become due and payable upon demand by the holders for an amount equal to one hundred fifty percent (150%) of all unpaid principal and accrued but unpaid interest under the Bridge Notes as of the date of the change in control or material asset sale. This greater amount is only payable by the Company in the event of change in control or material asset sale; if such an event does not occur prior to June 30, 2005, the Company will be require to pay to the Investors on June 30, 2005 the lesser amount that is equal to the aggregate principal amount and accrued but unpaid interest on the Bridge Notes.

Note 11. Series C Mandatorily Redeemable Preferred Stock ("Series C Preferred Stock")

      In connection with the issuance of the Bridge Notes, the Company and the Investors agreed that, subject to the approval of the Company's stockholders, the Investors would surrender (i) all of their Series A Preferred Stock, (ii) all of their Series B Preferred Stock and (iii) their warrants to purchase an aggregate of 4,213,346 shares of Common Stock in exchange for 16,400,000 shares of Common Stock and 400,000 shares of mandatorily redeemable Series C Preferred Stock ("Series C Preferred Stock"), collectively referred to as "the Exchange". At the special annual meeting of stockholders held October 21, 2004, the Company's stockholders approved the Exchange and the Exchange closed the following day.

      In accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", Series C Preferred Stock is accounted as a liability because the financial instrument embodies a financial obligation of the issuer. In addition, SFAS No. 150 requires that dividends or other amounts attributable to those certain financial instruments be reflected as interest expense in the Company's statement of operations.

      The issuance of Series C Preferred Stock and the interest accrual was recorded through April 1, 2005 as follows (in thousands):

                                                        Series C
                                                       Preferred       Interest
                                                         Stock         Expense
                                                      ------------   ------------
Issuance of Series C Preferred Stock ..............   $     40,000   $         --
Accretion of Preferred Stock redemption obligations            671           (671)
                                                      ------------   ------------
Balance at December 31, 2004 ......................   $     40,671   $       (671)
Accretion of Preferred Stock redemption obligations            888           (888)
                                                      ------------   ------------
Balance at April 1, 2005 ..........................   $     41,559   $     (1,559)
                                                      ============   ============

      The holders of Series C Preferred Stock are not entitled to voting rights or to receive dividends but have various rights and preferences as follows:

    Liquidation Preference.

      The initial liquidation preference for the shares of Series C Preferred Stock is $100.00 per share. The liquidation preference accretes at 8.75% per annum, compounded quarterly, through October 22, 2012. The liquidation preference is subject to adjustment in the event the Company undertakes a business combination or other extraordinary transaction, or it is liquidated or dissolved. In the event of a change of control transaction or material asset sale after the Series C Preferred Stock original issue date, the liquidation preference automatically increases to include eight full year of accretion at 8.75% per annum.

    Mandatory Redemption.

      On October 22, 2012, the Company is required to redeem all outstanding shares of Series C Preferred Stock at its fully accreted value of approximately $80 million. Upon an earlier change of control transaction or material asset sale after the Series C Preferred Stock original issue date, the Series C Preferred Stock will become redeemable at a liquidation preference of approximately $80 million as if it had fully accreted through the eighth anniversary of the Series C Preferred Stock original issue date.

    Optional Redemption.

      At any time prior to October 22, 2012, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock original issue date. Additionally, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Series C Preferred Stock original issue date at a price per share in cash equal to its then accreted liquidation preference, if the market price of the Company's Common Stock has been higher than $22.50 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors or (ii) at any time following the third anniversary of the Series C Preferred Stock original issuance date at a price per share equal to its then accreted liquidation preference if the market price of the Company's Common Stock has been higher than $20.00 for a period of forty-five consecutive trading days prior to the date that notice of redemption is given to the Investors.

Note 12. Stockholders' Deficit

    Deferred Stock Compensation

      In connection with the grant of 700,000 restricted stock units ("RSU") to the Company's executive chairman and executive officers pursuant to the Company's 1995 Long-Term Incentive Plan and 1999 Stock Incentive Plan, respectively, during the first fiscal quarter of 2005, the Company recorded deferred stock compensation of approximately $1.8 million. This amount represents the intrinsic value of the RSU based on the Company's closing stock price on the date of the grant. The RSU vest over a period of two to three years depending on the term of the individual grant. The deferred stock compensation is being amortized as an expense on an accelerated basis over the vesting period of the individual grant consistent with the method described in FASB Interpretation 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan." Accordingly, approximately 63% of the unearned deferred compensation is amortized in the first year, approximately 29% in the second year and 8% in the third year following the date of grant.

      During the three months ended April 1, 2005, the amortization of deferred stock compensation was relating to the associated expense categories as follows (in thousands):

                                                       Three Months
                                                           Ended
                                                         April 1,
                                                           2005
                                                       -------------
              Cost of revenue .......................   $      14
              Research and development ..............          11
              Selling, general and administrative ...         204
                                                        ---------
                                                        $     229
                                                        =========

    Warrants to Purchase Common Stock

      In connection with the Subscription Agreement entered into between the Company and certain Purchasers on February 7, 2005, the Company issued to the Purchasers 2,505,000 warrants to purchase the Company's Common Stock at the exercise price of $2.35 per share. The warrants will become exercisable six months from the issuance of the warrants and may be exercised for cash or on a cashless basis, depending on whether or not an effective registration statement is available for the issuance of the shares underlying the warrants, for a period of five years. These warrants were valued by the Company with the assistance of an independent valuation consulting firm at $2.3 million. Since the Company has certain repayment requirements upon a change of control, the valuation of these warrants was recorded as a long-term liability on the Company's balance sheet. The fair value of the warrants are subject to revaluation adjustments at the end of each reporting period. As a result of a revaluation, the Company recorded a gain of $2.2 million as other income during the first fiscal quarter of 2005.

      In connection with a three-year licensing and distribution agreement entered into with Motorola, Inc. on September 8, 2003, the Company issued to Motorola a fully vested warrant to purchase 108,000 shares of the Company's Common Stock at an exercise price of $23.40 per share. This warrant will expire on September 8, 2008.

At issuance the Company estimated the fair value of the warrant using the Black-Scholes option valuation model at $2.1 million. The fair value of the warrant is being amortized on a straight-line basis over the three-year term of the commercial arrangement with Motorola with quarterly charges against revenue of $174,000 effective beginning in the first quarter of 2004.

   Pro Forma Fair Value Disclosure Under SFAS No. 123 and 148

      The Company accounts for its stock options and equity awards using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure provision of SFAS No. 123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-based Compensation, Transition and Disclosure." In accordance with SFAS No. 148 the Company is required to disclose the effects on reported net loss and basic and diluted net loss per share as if the fair value based method had been applied to all awards.

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock options granted under its stock option plans during the three months ended April 1, 2005 and April 2, 2004 was $1.11 and $16.70 per share, respectively. The weighted average estimated grant date fair value of stock purchase rights granted pursuant to its employee stock purchase plan during the three months ended April 1, 2005 and April 26, 2004 was $3.28 and $7.60 per share, respectively. The estimated grant date fair value disclosed by the Company is calculated using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from its stock option and purchase awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

      Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the net loss attributable to common stockholders and net loss per share attributable to common stockholders would have been (in thousands, except per share data):

                                                                                        Three Months Ended
                                                                                     ------------------------
                                                                                      April 1,      April 2,
                                                                                        2005          2004
                                                                                     ----------    ----------
Net loss attributable to common stockholders as reported .........................   $   (7,753)   $  (17,480)
Add: stock-based employee compensation expense included in reported net loss .....          229            --
Less: stock-based employee compensation expense determined under fair value method         (634)       (1,794)
                                                                                     ----------    ----------
Pro forma net loss attributable to common stockholders ...........................   $   (8,158)   $  (19,274)
                                                                                     ==========    ==========
As reported:
Basic and diluted net loss attributable to common stockholders per share .........   $    (0.24)   $    (1.42)
                                                                                     ==========    ==========
Pro forma:
Basic and diluted net loss attributable to common stockholders per share .........   $    (0.26)   $    (1.56)
                                                                                     ==========    ==========

      These pro forma amounts disclosed above may not be representative of the effects for future period or years.

Note 15. Commitments and Contingencies

      The Company occupies its facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and requiring payment of property taxes, insurance, maintenance and utilities. Future minimum lease payments under non-cancelable operating were as follows (in thousands):

                                                       Minimum
                                                        Lease
                                                       Payments
                                                      ----------
               Nine months ending December 31, 2005 $ 5,788 Year ending December 31:
               2006 ...............................        6,738
               2007 ...............................        6,371
               2008 ...............................        6,435
               2009 ...............................        4,434
                                                      ----------
               Total minimum lease payments .......   $   29,766
                                                      ==========

      For the years ended December 31, 2004, 2003 and 2002, the Company recorded restructuring charges relating to the committed future lease payments for closed facilities, net of estimated future sublease receipts of $19.8 million. As of April 1, 2005 restructuring accruals of $9.2 million were related to these closed facilities.

      Under the terms of the Settlement Agreement with Symbol Technologies described more fully below in Note 17, "Legal Proceedings", the Company agreed to pay Symbol $22.75 million dollars over the period of ten quarters, commencing with the quarter ended October 1, 2004. The Settlement Agreement provides for lump sum payments of $2.5 million per quarter in each of the first eight quarters, a payment of $1.5 million in the ninth quarter, and a payment of $1.25 million in the tenth quarter. If at any point during the term of the Settlement Agreement, the Company fails to make any of these payments within 30 days after Symbol has notified the Company of its failure to pay, Symbol shall have the right to demand immediate payment in the amount of $25.9 million minus payments made under the agreement and plus applicable interest.

      Upon the Company's failure to timely pay to Symbol the payment due on March 31, 2005, Symbol noticed the Company of a breach under the Settlement Agreement and demanded that the Company make the payment within the thirty-day cure period provided by the Settlement Agreement. Symbol subsequently agreed to temporarily waive its rights and to extend the cure period for the payment until May 15, 2005. The waiver does not otherwise alter the Company's obligations under the Settlement Agreement.

      Under the terms of the Patent Cross License Agreement, Symbol and the Company have agreed to cross license certain patents, and the Company has agreed to pay to Symbol a two percent royalty on sales of certain of the Company's wireless LAN products. If the Company fails to make any of the lump sum payments due under the Settlement Agreement over the next ten quarters and fails to cure any such missed payment within 30 days thereafter, the Patent Cross License Agreement provides that the royalty rate payable to Symbol on sales of certain of the Company's wireless LAN products covered by the agreement shall increase to five percent until the required payments as set forth in the Settlement Agreement have been made.

Note 16. Credit Facilities

      In December 2002, the Company entered into a secured credit facility with Silicon Valley Bank (the "Lender"), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, the Company entered into a letter agreement (the "Letter Agreement") and an accounts receivable financing agreement, which effectively amended and restated the existing credit facility in its entirety. The Company subsequently amended the accounts receivable financing agreement (amended, the "Amended A/R Financing Agreement") on July 25, 2003, October 31, 2003, July 31, 2004 and most recently on May 9, 2005.

      Under the Amended A/R Financing Agreement, the Company may borrow up to $20.0 million in total consisting of (i) up to $10.0 million by financing a portion of its eligible accounts receivable, primarily limited to customers in the United States and (ii) up to an additional $10 million, under which the
Company is required to maintain a compensating cash balance equal to such borrowings. Under this arrangement, the Lender may agree to accept for collection through a lockbox arrangement accounts receivable from the Company, and in return the Company will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to borrowing restrictions on most international accounts and at the discretion of the Lender. After collection of a receivable, the Lender will refund to the Company the difference between the amount collected and the amount initially advanced to the Company, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender's prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, the Company must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. The Company must repay each advance upon the earliest to occur of
(i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/R Financing Agreement, or (iii) July 30, 2005.

      Through April 30, 2005, the Company was able to receive temporary advances ("Temporary Overadvances") from the Lender in excess of the availability otherwise applicable under the A/R Financing Agreement, in an amount equal to $4.0 million for advances relating to letters of credit. The Temporary Overadvances portion of the credit facility could also be used to satisfy the financial covenant to maintain at least a $4.0 million bank balance as described below. On May 9, 2005, the Company and the Lender executed an Amendment to Loan Documents, pursuant to which the parties agreed that all outstanding and future letters of credit must be fully secured by cash in an amount equal to the greater of (i) 105% of the total face amount of all outstanding letters of credit, or (ii) $100,000 plus 100% of the total face amount of all outstanding letters of credit. At the same time, the financial covenant requirement to maintain at least a $4.0 million bank balance was deleted. As of May 9, 2005, the restricted cash balance associated with outstanding letters of credit which were secured by cash was $2.0 million.

      Obligations under the amended A/R Financing Agreement are collateralized by a security interest on all of the assets of the Company, including intellectual property, and are senior in lien priority and right of payment to the Company's obligations to the funds affiliated with Warburg Pincus and BCP Capital pursuant to the Bridge Notes issued July 30, 2004. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of the Company's other obligations and the occurrence of a material adverse change in the Company's business.

      Until the most recent amendment executed on May 9, 2005, the financial covenants under the Amended A/R Financing Agreement required the Company to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million, which could be satisfied by either (i) maintaining cash balances on deposit with Silicon Valley Bank at or in excess of $4.0 million; (ii) borrowing against its eligible accounts receivable under the Amended A/R Financing Agreement; or (iii) utilizing the available borrowing capacity from the Temporary Overadvances portion of this credit facility. If the Company failed to meet this requirement, the Company could still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to the Company's current liabilities of at least 5.0 to 1. In addition, the Company was required to maintain restricted cash balances to the extent that the Company's outstanding letters of credit exceeded $4.0 million. The Company currently maintains substantially all of its cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender had the right to offset such cash, cash equivalents and investments against the Company's obligations owing to the Lender. As of April 1, 2005, the Company complied with all of the financial covenants under this agreement.

      The financial covenants were deleted from the amended A/R Financing Agreement on May 9, 2005 and the Company's agreements with the Lender were amended such that as of May 9, 2005 all outstanding and future letters of credit must be fully secured by cash in an amount equal to the greater of (i) 105% of the total face amount of all outstanding letters of credit, or (ii) $100,000 plus 100% of the total face amount of all outstanding letters of credit. As of May 9, 2005, the restricted cash balance associated with outstanding letters of credit which were secured by cash was $2.0 million.

      In the first quarter of 2003, the Company entered into an equipment and software lease agreement. Under the agreement, the Company may either lease or finance certain equipment, software and related services through a direct leasing or sales and leaseback arrangement with the lessor for up to $3.0 million. The lease term covers a period of 30 months, and the annual implicit interest rate on the lease is approximately 4%. During the second quarter of 2003, the Company installed and placed into service certain equipment, software and related services through both a direct leasing and sales leaseback arrangement and through a direct leasing arrangement during the third and fourth quarters of 2003 and during the second quarter of 2004. As the present value of total future minimum lease payments was greater than 90% of the fair value of the leased assets, the Company accounted for both the direct leasing and sales and leaseback transactions as capital lease transactions. Net book value of the leased assets capitalized in connection with this agreement as of April 1, 2005 was $2.0 million. Future minimum lease payments under non-cancelable capital leases at April 1, 2005 were as follows (in thousands):

             Nine months ending December 31, 2005 .........   $596
             Year ending December 31:
             2006 .........................................     46
             Total minimum lease payments .................    642
             Less: amounts representing interest ..........      9
                                                              ----
             Present value of future minimum lease payments    633
             Less: current portion ........................    619
                                                              ----
             Capital lease obligations, long-term portion .   $ 14
                                                              ====

Note 17. Legal Proceedings

      Patent and other litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the Company.

    Active Technology Corporation

      On February 10, 2004, the Company received a copy of a complaint filed on February 2, 2004 in Tokyo District Court by Active Technology Corporation, a Japanese-based distributor of the Company's products. The complaint alleges, among other things, that the Company sold to Active certain defective products, which Active in turn subsequently sold to the Company's customers. Active seeks damages of (Y)559.2 million, which includes the purchase price of the allegedly defective products and replacement costs allegedly incurred by Active. Active seeks to offset the claim of (Y)559.2 million against outstanding accounts payable by Active of (Y)175.3 million to the Company, resulting in a net claim against Proxim Corporation of (Y)383.9 million. Translated into U.S. dollars on May 4, 2005, Active's net claim is approximately $3.7 million. On October 5, 2004, a hearing was held in the matter and the Company filed a counterclaim for $2.3 million plus interest for outstanding amounts owed the Company. Additional hearings were held on January 11, 2005, February 22, 2005, March 10, 2005 and April 19, 2005. At the present time, it is not possible to comment upon the likelihood of a favorable or unfavorable outcome of the litigation. The Company will continue to defend itself vigorously against this lawsuit.

    Top Global Technology Limited

      On or about March 10, 2003, the Company was served with a complaint filed on January 15, 2003, by Top Global Technology Limited ("Top Global"), a distributor for Agere Systems Singapore. The Company's demurrer to Top Global's complaint was sustained in May 2003. Top Global then filed and served an amended complaint on May 30, 2003. Top Global's lawsuit was filed against Agere Systems, Inc., Agere Systems Singapore, and Agere Systems Asia Pacific (collectively, "Agere") and the Company in the Superior Court for the State of California, County of Santa Clara. Top Global claimed that it was entitled to return for a credit $1.2 million of products that it purchased from Agere Systems Singapore in June 2002 as a result of the Company's decision to discontinue a product line that the Company purchased from Agere in August 2002. In September 2004, Top Global voluntarily dismissed Agere from the case, leaving the Company as the only defendant. Also in September 2004, the Company moved for summary judgment on all counts on the grounds that the Company is not an assignee of or party to the contract upon which Top Global based its claims. On January 18, 2005, the Court granted the Company's motion for summary judgment. The distributor's time to file a notice of appeal has expired.

    Symbol Technologies, Inc.

      On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims.

      On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit Symbol. On Symbol's claims of patent infringement, the jury found that certain of our products infringe two Symbol's patents and assessed a 6% royalty on the revenue of relevant products.

      On July 29, 2004, the Company announced that the court has denied its equitable defenses and determined that the jury's award of a 6% royalty on the Company's sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004.

      On September 13, 2004 the Company  entered into the  Settlement  Agreement
and  a  Patent  Cross  License   Agreement  with  Symbol  and  assigned  certain
intellectual property to Symbol resolving all outstanding litigation.

      Under the terms of the Settlement Agreement, the Company agreed to pay Symbol $22.75 million dollars over Proxim's next ten quarters, commencing with the quarter ending October 1, 2004. The Settlement Agreement provides for lump sum payments of $2.5 million per quarter in each of the first eight quarters, a payment of $1.5 million in the ninth quarter, and a payment of $1.25 million in the tenth quarter. If at any point during the term of the Settlement Agreement, the Company fails to make any of these payments within 30 days after Symbol has notified the Company of its failure to pay, Symbol shall have the right to demand immediate payment in the amount of $25,917,669, minus payments made under the agreement and plus applicable interest.

      Upon the Company's failure to timely pay to Symbol the payment due on March 31, 2005, Symbol noticed the Company of a breach under the Settlement Agreement and demanded that the Company make the payment within the thirty-day cure period provided by the Settlement Agreement. Symbol subsequently agreed to temporarily waive its rights and to extend the cure period for the payment until May 15, 2005. The waiver does not otherwise alter the Company's obligations under the Settlement Agreement.

      Under the terms of the Patent Cross License Agreement, Symbol and the Company have agreed to cross license certain patents, and the Company has agreed to pay to Symbol a two percent royalty on sales of certain of the Company's wireless LAN products. If the Company fails to make any of the lump sum payments due under the Settlement Agreement over the next ten quarters and fails to cure any such missed payment within 30 days thereafter, the Patent Cross License Agreement provides that the royalty rate payable to Symbol on sales of certain of the Company's wireless LAN products covered by the agreement shall increase to five percent until the required payments as set forth a in the Settlement Agreement have been made. Also pursuant to the terms of the Patent Cross License Agreement, the Company and Symbol have entered into a covenant not to sue one another for patent infringement with respect to one another's products through September 13, 2009.

      Since the date of the initial jury award of the patent infringement suit in September 2003, the Company had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus total potential royalties and interest of $2.8 million covering the period from October 2003 to July 2, 2004. As a result of the Settlement Agreement, the Company recorded a non-cash reversal of royalty charges of $4.8 million and interest expense of $3.2 million totaling $8.0 million during the quarter ended October 1, 2004. This reversal is the difference between the net present value of the $22.75 million settlement and the accrued liability related to the litigation of $28.7 million, which was recorded in the Company's balance sheet prior to the litigation settlement. The initial net present value of the settlement payment was $20.69 million. At April 1, 2005 the net present value was $16.0 million, which is included in the balance sheet captions "Accrued royalties and interest" and "Accrued royalties, long-term". The difference between the balance at April 1, 2005 and the sum of the periodic payments will be accreted, using the effective interest rate method over the payment period as periodic charges to interest expense.

    General

      The Company is a party to disputes, including legal actions, with several of its suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for the Company's products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. The Company intends to defend itself vigorously against these claims.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future, the Company could be required to pay damages and other expenses, and, in the case of litigation related to patents or other intellectual property rights, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. The Company cannot make any assurance that these matters will not materially and adversely affect the Company's business, financial condition, operating results or cash flows.